Joint Venture Term Sheet
PURA VIDA HEALTH /GOLDEN
DEVELOPING SOLUTIONS JOINT VENTURE
August 14, 2018

This binding Term Sheet ("Term Sheet") sets forth a summary of certain terms for a joint venture agreement between **Pura Vida Health, LLC**, which includes managing partners, Ian Parker, Mohammad A. Husain and Matthew Dill, and **Golden Developing Solutions, Inc.**, which includes president/ceo, Stavros Triant. Following the execution and delivery of this Term Sheet by all parties, the Parties may continue efforts to prepare and enter into one or more formal agreements that include the key terms identified herein. However, if such formal agreements are not completed and executed by the Parties by August 31, 2018, this Term Sheet will operate as the definitive agreement that will govern the Parties. The following are the terms and conditions agreed to by the Parties identified herein:

1. Overview	
1.1. Parties	Pura Vida Health, LLC, which includes managing partners Ian Parker, Mohammad A. Husain and Matthew Dill ("PURA VIDA"), to your clients, Golden Developing Solutions, Inc., which includes president/ceo, Stavros Triant ("GOLDEN"). Hereinafter, Pura Vida Health, including Ian Parker, Mohammad A. Husain and Matthew Dill and Golden Developing Solutions, Inc., including Stavros Triant, are sometimes individually referred to as 'Party' and collectively as 'Parties'.
1.2. Business	Establishing a joint venture between PURA VIDA and GOLDEN by entering into a joint venture agreement, wherein the Parties intend to finance, manufacture, market and distribute/sell proprietary nutritional, probiotic and health products known as the "Pura Vida Products", which have been developed and are owned by PURA VIDA.
1.3. Supply and Distribution	Pursuant to the joint venture agreement desired by the two parties PURA VIDA will supply Pura Vida Product to an existing wholly-owned subsidiary of GOLDEN, named Pura Vida Vitamins, LLC ("PVV"), which has been formed by GOLDEN for the purpose of marketing and distributing/selling the Pura Vida Products ("Distribution Entity").
2. Distribution Entity Ownership and Supply and Distribution Agreement	
2.1. Scope of Supply and Distribution	PURA VIDA and GOLDEN will use their reasonable best efforts to supply Pura Vida Product at a price agreed to by the Parties that would enable the Distribution Entity to function as the marketing and distribution company for the sale and distribution of the Pura Vida Products. The scope of rights related to distribution granted by PURA VIDA to the Distribution Entity will be limited to the use, sale and distribution of Pura Vida Products manufactured, contract-manufactured and/or sourced by PURA VIDA.
2.2. Distribution Compensation and GOLDEN Securities Purchase	In exchange for entering into this Term Sheet and granting the distribution rights to PPV, GOLDEN shall grant and issue to PURA VIDA membership units of the Distribution Entity in an amount equal to fifty percent (50%) of the post grant/issuance ownership of the Distribution Entity. Additionally, GOLDEN shall grant PURA VIDA the option to purchase all of GOLDEN's membership units in the Distribution Entity ("Purchase Option"), thereby providing PURA VIDA 100% ownership in the Distribution Entity; exercise of the Purchase Option shall provide PURA VIDA ownership of all securities, business contracts, regulatory rights, assets and all other tangible and intangible items owned by the Distribution Entity at the time of exercise. The Purchase Option shall require PURA VIDA to exercise the option by paying GOLDEN any remaining portion of its note (see section 2.4.), an additional sum of $100,000.[00] and distribute to GOLDEN any and all of its share of the profit of the company to the date of the execution of the Purchase Option in

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	exchange for all membership units of PVV owned by GOLDEN on or after the six month anniversary of the date of the Parties' mutual execution of this Term Sheet.
2.3. Distribution Territory	Worldwide
2.4. Contributions and Additional Capital	The Distributing Entity will issue notes for contributions to PVV to date. Such debt financing will assume all responsibility and liability for the payment of all principal, interest and costs associated with the debt financing. GOLDEN will be issued a note for the amount of ninety-five thousand one hundred dollars ($95,100.00) for past contributions to pay certain Operating Costs related to the purchase of tangible assets of the Distribution Entity and for payments its will make by Friday, August 17, 2018 (invoices attached to Exhibit B). Matthew Dill will be issued a note for the amount of twenty thousand dollars ($20,000.00) for past contributions to pay certain Operating Costs related to the purchase of tangible assets of the Distribution Entity. Said notes will have a term of nine (9) months, and interest rate of ten percent (10%), and shall be paid in one payment at maturity. The parties anticipate that the Distribution Entity will require additional capital for business operations, including, but not limited to, product purchase, distribution and market development, working capital and/or operation capital beyond cash flow generated by the Distribution Entity's business ("Operating Costs"). The Board of Directors will together develop a business plan/budget to ascertain the required capital needed and to be raised by the Distribution Entity. GOLDEN will not be obligated to contribute to such capital needs and PURA VIDA will raise capital itself for working capital for Operating Costs and growth capital. Likewise, PURA VIDA will also not be obligated to provide additional capital to PVV, however, if it chooses to do so, such capital will be provided through a note issued to PURA VIDA on terms unanimously agreed to by the Board of Directors of PVV.
2.5. Distributions and/or Profit Share	It is anticipated that the Distribution Entity will retain any profits that the Parties determine to not use for product purchase and operation in the Distribution Entity, but will pay PURA VIDA and GOLDEN, as long as GOLDEN possesses its ownership interest, any remaining profits in amounts proportionate with each Parties ownership interest ("PVV PROFIT") in the Distribution Entity. PVV PROFIT will not be distributed to the parties without unanimous consent of the Board unless it is related to the Purchase Option. Neither Party shall remove any capital from PVV without proper Board consent. If a Party removes any capital from PVV without proper Board consent, the guilty Party will immediately forfeit its interest in PPV and liquidated damages will be assessed against the guilty Party's PVV capital account. The Parties shall have all rights to review all accounting records of the Distribution Entity related to the purchase and sale/distribution of the Pura Vida Products.
3. PURA VIDA	
3.1. PURA VIDA Services	Pursuant to PURA VIDA's best business efforts that may be used to protect and promote the commercialization of the products distributed by the Distribution Entity, PURA VIDA will provide the following pursuant to the joint venture: • Negotiate and secure all raw materials for manufacture of the Pura Vida Products • Obtain all regulatory approvals, if necessary, required to manufacture and sell all Pura Vida Products • Acquire all equipment and/or contract manufacturers for the manufacture of all Pura Vida Products. • Supervise any contract-manufacturers for quality control. • Prepare and implement all quality control protocols and systems to ensure the safety and quality of the Pura Vida Products • Produce an estimated overall economic model including budgets,

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	timeframes, and financial performance/returns • Assist in the contract with and supervise all on-going maintenance and administration • Assist in the preparation of all financial reports for JV team with independent audit verification • Assist in the preparation of all marketing and sales materials for the sale and distribution of Pura Vida Products
4. **GOLDEN**	
4.1. GOLDEN 's Services	GOLDEN will provide to PURA VIDA and/or the Distribution Entity the following: • Assist in the preparation of all financial reports for JV team with independent audit verification. The auditor will be selected by GOLDEN and approved by the Board.
5. **Governance and Management**	
5.1. Board	The Distribution Entity would have a Board of at least three directors that would have overall control and direction over the business of the Distribution Entity.
5.2. Voting	A majority of the outstanding votes would be required for approval of most matter submitted to a vote of the Board. Unanimous consent of the Board will be required for any distributions of Capital Accounts of the Parties in PVV.
5.3. Board Composition	PURA VIDA will have the right to appoint one director, GOLDEN will have the right to appoint one director and the Parties have already mutually agree to the appointment of an independent third-party director, Vince Trapasso ("Trapasso"). For this agreement to be effective, Trapasso must formally accept this role and responsibility.
5.4. Management and Officers	The Board of Directors will appoint and hire all officers and personnel that will manage the day to day operations of the Distribution Entity.
6. **Restrictions and Entity Sale**	
Restrictions on Transfer	Except for transfers to affiliates and except for a sale of the Distribution Entity, neither Member can transfer its rights, title and/or interest in the Joint Venture (directly or indirectly) without the other Party's consent. However, PURA VIDA's interest in the Distribution Entity may be pledged to PURA VIDA's lenders to secure proper working lines of credit. A sale of the Distribution Entity, however, will not be considered a transfer.
6.1. Sale of the Business	The Parties will have the right to approve the sale of the Distribution Entity or Joint Venture or its business under terms deemed reasonable for like entities following a unanimous vote of such a sale, and if a sale is so approved, each Party agrees to cooperate in the sale.
7. **Other**	
7.1. Targeted JVA Execution and Closing and Operating Agreement	The parties will target August 31, 2018 to execute a mutually agreed upon Distribution Agreement as the closing date. The parties will cooperate with each other to achieve this goal, and with completing any reasonable due diligence that either may request. A revised and amended Operating Agreement must be negotiated by August 31, 2018 and will be consistent with the intent and spirit of this Term Sheet. Governance of PVV will be conducted via the agreements of the parties within this Term Sheet upon execution. A specimen Operating Agreement is attached to Exhibit A.
7.2. Additional Items	Upon execution of this Term Sheet and Operating Agreement, PURA VIDA will provide to GOLDEN a working and fully function copy of the Odoo Open ERP system - version 10). Once delivered, GOLDEN will be responsible for any future updating, maintenance, hosting, et al of its copy of the Odoo Open ERP system – version 10.
7.3. Binding Disclaimer	It is expressly understood that this Term Sheet is intended to be, and does constitute, a legally binding or enforceable contract or commitment. The Parties shall have all rights and obligations as derived and found with any definitive agreement.
7.4. Taxes	The parties will cooperate to minimize adverse tax consequences for all parties in connection with formation and operation of the Distribution Entity.

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7.5. Transaction Expenses	Each party will bear its own costs, including fees of such party's advisors, in connection with this transaction.
7.6. Governing Law	Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York and the parties hereby waive any and all rights to trial by jury.

PURA VIDA HEALTH, LLC.

By: [redacted]

Print Name: [illegible]

Title: Executive Director

Date: 8/17/2018

GOLDEN DEVELOPING SOLUTIONS, INC.

By: [redacted]

Print Name: Stavros Triant

Title: President/ceo Golden Developing Solutions, Inc

Date: 08/17/2018

Exhibit A

SPECIMEN FOR NEGOTIATIONS (Attached Under Separate Cover)
Revised and Amended Operating Agreement For
Pura Vida Vitamins, LLC